EXHIBIT 10.2

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of March 3, 2023 (the “Effective Date”), is made by and among Chopra Global, LLC, a Delaware limited liability company (“Licensor”), THE HEALING COMPANY INC., a Nevada corporation (“HLCO”), and Chopra HLCO, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of HLCO in which the acquired Business will be held and operated (“Chopra HLCO” and together with HLCO, the “Licensee”) (collectively, the “Parties,” or each of Licensor or Licensee, individually, a “Party”).

RECITALS

A. This Agreement is being entered into pursuant to that certain Asset Purchase Agreement (the “APA”), dated as of March 3, 2023, by and among Licensor, HLCO, and Chopra HLCO.

B. Licensor owns certain proprietary trademarks, trade names, service marks, copyrights, and other intellectual property and assets used in conducting Licensor’s business.

C. Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, a license to use certain of the foregoing intellectual property rights as set forth in, and pursuant to, the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Except as otherwise indicated in this Agreement, capitalized terms used, but not defined, in this Agreement shall have the meanings given to them in the APA. In addition, the following terms shall have the meanings set forth below:

(a) “Affiliate” of a Person means any Person that, directly or indirectly, is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term control as used with respect to a Person shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Exclusively Licensed Intellectual Property” means the Licensed Intellectual Property set forth in Section 1 of Schedule 1(b).

(c) “Field of Use” means the field of use set forth in the attached Schedule 1(c). For the avoidance of doubt, the Field of Use specifically excludes, among other categories, those categories included in the license granted by Licensor to Integrative Nutrition, LLC (“IIN”) as described in Schedule 7(b) (the “IIN Field of Use”).

(d) “License” has the meaning set forth in section 2.

(e) “Licensed Intellectual Property” means the intellectual property and proprietary rights of Licensor set forth in the attached Schedule 1(b), which are being granted to Licensee pursuant to the License) and the other terms and conditions set forth in this Agreement. For the avoidance of doubt, the Licensed Intellectual Property includes the Exclusively Licensed Intellectual Property, the Restricted Licensed Intellectual Property and the Non-Exclusively Licensed Intellectual Property.

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(f) “Net Revenue” means gross revenue earned from commercial sales of Products and Services, including pursuant to sublicenses, if any, net of sales tax (and excise, VAT and other similar taxes), returns, affiliate fees paid by Licensee and promotions (e.g., discounts), relating to such sales calculated in accordance with generally accepted accounting principles; Net Revenue shall exclude (i) affiliate income earned by Licensee from Licensor in connection with Licensor’s other business activities, if any, and (ii) third-party products and agreements (e.g., ProVEDA) that involve Deepak Chopra and/or use the Deepak Chopra name, provided that such third-party products and agreements do not use the Licensed Intellectual Property or the Purchased Assets, as defined in the APA. Additionally, Seller Deferred Revenue Liability (net of any amounts that would be netted in calculating Net Revenue) assumed by Licensee at Closing shall be deducted from Net Revenue for purposes of calculating the Royalty Fee. For avoidance of doubt, customer funds collected by Licensor prior to Closing to the extent relating to enrollments in the Chopra Health Retreat scheduled to take place after the Closing and transferred to Licensee will be included in the calculation of Net Revenue for purposes of calculating the Royalty Fee.

(g) “Non-Exclusively Licensed Intellectual Property” means the Licensed Intellectual Property set forth in Section 3 of Schedule 1(b).

(h) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity or other form of business organization.

(i) “Products and Services” means products and services sold by or on behalf of Licensee that (i) are, or are derived from, the Purchased Assets, (ii) are related to or derived from the Business, (iii) are sold by way of the Licensed Intellectual Property, or (iv) are sold as or under Sub-brands.

(j) “Restricted Licensed Intellectual Property” means the Licensed Intellectual Property set forth in Section 2 of Schedule 1(b).

(k) “Royalty Fee” means the cash payment by Licensee to Licensor equal to five percent (5%) of Net Revenue.

(l) “Seller Deferred Revenue Liability” means money received by Licensor prior to the Closing Date for products or services of the Business to be delivered, provided or performed following the Closing Date.

(m) “Sub-brands” means any brands, product names or other nomenclature, other than generic terms, e.g., “detox kit,” used with products sold by Licensee, or by any Licensee Affiliate or licensee, at any time to the extent being used or having been used with the Licensed Marks (as defined in Section 2(d)), regardless of whether such use in connection with the Licensed Marks has ceased (i.e., Sub-brand is a perpetual designation, regardless of the manner of subsequent use with respect to the Licensed Marks). For purposes of clarity, the Sub-brands are neither Licensed Marks nor Licensed Intellectual Property.

(n) “Term” has the meaning given to that term in Section 10(a) of this Agreement.

(o) “Territory” means worldwide.

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2. Grant ofLicense.

(a) License. During the Term, and pursuant to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a limited, worldwide, irrevocable (except as expressly set forth in this Agreement), non-transferrable (except as expressly set forth in this Agreement) right and license to use the Licensed Intellectual Property according to the exclusivity and rights of use set forth in Section 2(a)(i), Section 2(a)(ii), Section 2(a)(iii) below (“License”).

(i) Licensee is granted an exclusive license (subject to Section 7(c)(v)) to use the Exclusively Licensed Intellectual Property and may use the Exclusively Licensed Intellectual Property within or (subject to Section 7(c)(iii)) outside the Field of Use; provided, however, that use of the Exclusively Licensed Intellectual Property within or in connection with the IIN Field of Use is expressly prohibited without the express written permission of IIN.

(ii) Licensee is granted an exclusive (only in the Field of Use) license to use the Restricted Licensed Intellectual Property solely in the Field of Use.

(iii) Licensee is granted a non-exclusive license to use the Non-Exclusively Licensed Intellectual Property solely in the Chopra Meditation and Well-being App for iOS and Android or any successor offering thereto (collectively, the “Chopra App”) and as further strictly limited in Section 3 of Schedule 1(b).

(b) Proprietary Rights. Except for the License as specifically set forth in this Agreement, Licensor reserves all rights currently or in the future held by Licensor in and to the Licensed Intellectual Property and all goodwill associated therewith. The rights licensed pursuant to this Agreement are only licensed to Licensee for the Term, subject to the terms of this Agreement, and are not sold to Licensee. Licensee further acknowledges and agrees that, except as specifically set forth in this Agreement, Licensee will have no rights whatsoever from Licensor with respect to the Licensed Intellectual Property, and shall not interfere with any of Licensor’s other rights.

(c) Sublicense Rights. Licensee shall have the right to sublicense its rights in the Licensed Intellectual Property to an Affiliate of Licensee. As a condition to each such sublicense, the applicable Affiliate, if any, shall be required to execute a written sublicense agreement with Licensee with respect to such Licensed Intellectual Property with terms no less protective of Licensor’s rights as the terms of this Agreement, including pursuant to Section 10(c), and Licensee shall be, jointly and severally with each such Affiliate, liable to Licensor for each sublicensee’s performance of its obligations under such sublicense. Except as provided herein, Licensee shall not sublicense or otherwise authorize any third party, including, but not limited to any Affiliate or other related entity, to display or use any of its rights in the Licensed Intellectual Property and Licensee shall promptly report to Licensor in writing any and all breaches of such restriction.

(d) Manner of Use. Licensor may, from time to time, prescribe guidelines regarding the manner in which Licensee may display and use the Licensed Intellectual Property (“Guidelines”), including any trade or service marks included therein (“Licensed Marks”). All Products and Services and materials created by Licensee bearing the Licensed Marks shall be of the same quality and shall meet the same standards as products, services and materials regularly created by Licensor. Licensee agrees not to alter or modify the Licensed Marks and agrees to reasonably comply with the Guidelines or such other requirements furnished by Licensor regarding the use of the Licensed Marks. Licensee shall not use the Licensed Marks for any purpose other than as authorized pursuant to this Agreement.

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3. Intellectual Property Transfer. On the Effective Date, Licensor shall disclose the Licensed Intellectual Property to Licensee in such form and media as may be reasonably requested by Licensee.

4. Payments.

(a) Royalty Fee. Licensee shall pay to Licensor the Royalty Fee.

(b) Payment Terms. Licensee shall pay the Royalty Fee due within forty-five (45) days after the end of each calendar quarter. Licensee shall make all payments due under this Agreement (i) in US dollars by check/wire transfer of immediately available funds to a bank account designated in writing by Licensor; and (ii) without deduction of exchange, collection, transfer or other charges or withholding or other government-imposed fees or taxes, other than those amounts (e.g., sales tax, excise and VAT taxes, etc.) deducted from gross revenue in determining Net Sales.

(c) Royalty Reports. On or before the due date for all payments to Licensor, Licensee shall submit to Licensor a report (the “Royalty Report”) setting forth its Royalty Fee calculation for the applicable calendar quarter in sufficient detail to permit confirmation of the accuracy of the Royalty Fee payment made, including: (i) the gross revenue earned from bona fide commercial sales of Products and Services; (ii) the type and amount of all deductions and offsets allocated with respect to such sales; (iii) the calculation of Net Revenue; and (iv) the applicable Royalty Rate.

(d) Records and Audit.

(i) Licensee shall keep, in accordance with generally accepted accounting principles, records in sufficient detail to verify the completeness and accuracy of any Royalty Report submitted under Section 4(c) and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least three (3) years after each such payment is made.

(ii) Licensor, at its sole expense, may at any time within two (2) years after receiving any Royalty Report from Licensee, nominate an independent certified public accountant (“Auditor”) for the purpose of verifying such Royalty Report and related payment made to Licensor. Licensee shall permit the Auditor to have access to Licensee’s records kept in accordance with Section 4(d)(i) upon reasonable notice to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a copy of the Auditor’s audit report within ten (10) days of Licensor’s receipt of the report. If the report shows Licensee’s payments are deficient, Licensee shall pay Licensor the deficient amount within thirty (30) days after Licensee’s receipt of the audit report. If any report reflects an underpayment to Licensor of more than five percent (5%) for the period audited, then Licensee shall immediately reimburse Licensor for costs and fees incurred in conducting such audit.

(e) Affiliate Fee. Licensee will take commercially reasonable measures to promote and offer for sale via the website at www.chopra.com (the “Website”) and through Licensee’s payment and other technology systems, Licensor’s 21 Day Meditation Experience (“21DME”) albums and Licensee shall be entitled to retain an affiliate fee of 20% of such sales (the “Affiliate Fee”), net of any amounts payable by Licensee to third-parties, including talent featured in such 21DME albums. Licensor will provide any relevant information necessary for Licensee to calculate the amount due to Licensor in respect of the foregoing 21DME sales and for Licensee to provide reporting and payment to Licensor with respect thereto which shall be effected in a manner similar to that provided with respect to the Royalty Fee (i.e., the provisions of Sections 4(b) through 4(d)(ii) shall apply with respect to 21DME sales facilitated by Licensee). Upon the request of Licensor, Licensee shall provide information regarding the purchasers of such 21DME albums to Licensor.

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5. Proprietary Rightsand Enforcement.

(a) With respect to the renewals of any registrations of trademarks set forth in Schedule 1(b), Licensee agrees, upon the written request of Licensor, to cooperate in connection with effecting the same, and in connection therewith to supply fully any and all data, labels, or specimens of the mark required for such renewals, and to execute any and all documents, applications and other instruments which may, in the opinion of Licensor’s counsel, be necessary and proper in connection therewith. Licensor agrees that during the Term of this Agreement it shall take such actions as may be necessary to continue in force, renew and otherwise protect the Licensed Marks, and further agrees to indemnify and hold harmless Licensee from all liability, of whatsoever nature, which may arise out of its cooperation, activities and actions pertaining to any such renewals of said registrations.

(b) In the event Licensee wishes to use or register a derivative mark (including, but not limited to, a sub-brand) or register a Licensed Mark in a new jurisdiction, then Licensor shall effect such registration at Licensee’s reasonable request and Licensor’s expense, subject in all cases to Licensor’s approval, not to be unreasonably withheld. Licensor will own any such subsequently registered marks and such marks shall become part of the suite of Licensed Marks. For the avoidance of doubt, Licensor may consider the financial return to it (and the timing thereof) from the sale of Products and Services by Licensee bearing the subsequently registered marks in determining whether to approve the registration thereof. Notwithstanding the foregoing, Licensee may bear the cost of registering the foregoing marks in its sole discretion, subject to the terms set forth in this section, including the classification of such marks as Licensed Marks, wholly-owned by Licensor. Licensee expressly acknowledges and understands that the Licensed Marks are not registered in any jurisdictions outside of the United States and that Licensor will not indemnify Licensee for claims resulting from the use of any of the Licensed Marks in a jurisdiction where such Licensed Marks are not registered.

(c) Each Party shall immediately notify the other Party in writing with reasonable detail of any: (i) actual, suspected, or threatened infringement of the Licensed Intellectual Property, claim that the Licensed Intellectual Property is invalid, or opposition, or other challenge, to the Licensed Intellectual Property; (ii) actual, suspected, or threatened claim that use of the Licensed Intellectual Property infringes the rights of any third party; (iii) person or third party applying for, or being granted, a registered trademark by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to Licensee under this Agreement; or (iv) other actual, suspected or threatened claim to which the Licensed Intellectual Property may be subject.

(d) Licensor shall have the sole and exclusive right to undertake proceedings with respect to any past, present, or future infringement of the Licensed Intellectual Property in its own name and at its sole expense, as well as the right to enforce and defend the validity and enforceability of any claim related to the Licensed Intellectual Property in any judicial or administrative proceeding in which the validity and/or enforceability of any of the Licensed Intellectual Property is challenged, including in connection with a declaratory judgment action, a counterclaim or proceedings before the United States Patent and Trademark Office, and any appeals therefrom.

(e) Licensor shall be free to undertake proceedings with respect to past, present, or future infringement of any and/or all of the Licensed Intellectual Property as it deems desirable in its sole and absolute discretion. Licensor shall have the sole right to select counsel, control the proceeding, assert counterclaims and cross claims, bond any lien or judgment, take any appeal and to settle on such terms as it, in its sole and absolute discretion, reasonably deems advisable. Licensor shall be entitled to receive and retain any and all damages and settlement proceeds associated with enforcement of the Licensed Intellectual Property, including those associated with any past, present, or future infringement of any and/or all of the Licensed Intellectual Property.

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(f) If Licensee believes that Licensor should seek to enforce a right with respect to the Licensed Intellectual Property and Licensor has not done so, then Licensee may provide Licensor with written notice explaining why the enforcement should be undertaken and that Licensee is prepared to undertake such obligation. If Licensor does not agree to enforce such rights itself or does not respond to such written notice within thirty (30) days, then Licensee may, at Licensee’s sole cost and expense, undertake such obligation unless and until Licensor either assumes the obligation of provides a reasonable explanation of why undertaking such obligation is not in the best interest of Licensee and Licensor with respect to the Licensed Intellectual Property.

(g) Licensee shall comply with all reasonable requests by Licensor for assistance in any enforcement and/or USPTO proceedings related to the Licensed Intellectual Property and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

(h) If so requested by Licensor, Licensee hereby agrees to join with Licensor in the enforcement and defense of the Licensed Intellectual Property in any judicial or administrative proceeding where the validity or enforceability of any of the Licensed Intellectual Property is at issue. All expenses of any such action shall be borne by Licensor.

6. Confidentiality.

(a) Confidential Information. Each Party acknowledges that in connection with this Agreement it will receive or gain access to certain non-public, confidential, or proprietary information and materials of the other Party in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” (“Confidential Information”).

(b) Exclusions. Confidential Information does not include information that: (i) was already known to the receiving Party or any of its Affiliates, without any obligations to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; (ii) was or becomes generally known by the public other than by breach of this Agreement; (iii) was received from a third party not under any confidentiality obligation to the other Party; or (iv) is independently developed without reference to or use of the other Party’s Confidential Information.

(c) Confidentiality Obligations; Exceptions. Each Party shall (i) maintain the other Party’s Confidential Information in strict confidence using not less than the efforts such Party uses to maintain in confidence its own confidential and proprietary information of similar kind and value but in no event using less than reasonable efforts (ii) not use the other Party’s Confidential Information for any purpose, except those permitted by this Agreement (it being understood that this clause shall not create or imply any rights or licenses not expressly granted under this Agreement) and (iii) not disclose the other Party’s Confidential Information to any other person or entity, except to its employees or independent contractors who have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6; provided, however, that the receiving Party shall remain responsible for any failure by any such Person who receives such Confidential Information to adhere to the confidentiality provisions herein set forth. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the limited extent required to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or a valid order issued by a court or governmental agency of competent jurisdiction; provided that the Party making the required disclosure shall first provide the disclosing Party with: (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

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7. Representations, Warranties, and Covenants.

(a) Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement by its representative whose signature is set forth on the signature page of this Agreement has been duly authorized by all necessary corporate action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) Licensor Representations, Warranties and Covenants.

(i) Licensor represents and warrants that: (i) Licensor either owns the entire right, title, and interest in and to the Licensed Intellectual Property and/or has the right to grant the license and other rights hereunder; (ii) to Licensor’s knowledge, use of the Licensed Intellectual Property permitted under this Agreement does not infringe any intellectual property rights of any other person or entity; and (iii) Licensor has not granted to any third party any licenses or other rights under the Licensed Intellectual Property that conflict with rights granted to Licensee under this Agreement (it being agreed and acknowledged among the Parties that the license granted to IIN as indicated and described in Schedule 7(b) and any other rights retained by Licensor or granted by Licensor outside of the Field of Use do not conflict with the rights granted to Licensee under this Agreement);

(ii) Licensor expressly acknowledges and agrees that Licensor shall not use and shall not authorize any third party to use the Licensed Intellectual Property in connection with a Chopra-branded subscription offering substantially similar or directly competitive to the Chopra Digital Properties (as defined on Schedule 1(c));

(iii) Licensor has no agreements with any other Person, firm or corporation which will in any way interfere with any rights granted to Licensee under this Agreement, it being understood and acknowledged by Licensee that Licensor’s use, or authorization of others to use, any Licensed Intellectual Property outside the Field of Use during the Term, other than the Exclusively Licensed Intellectual Property, shall not be deemed to interfere with any rights granted to Licensee under this Agreement; and

(iv) Licensor shall not, and shall not allow any Affiliate to, (a) engage in any business that holds Licensee and/or any of Licensee’s rights under this Agreement in a negative light or is otherwise detrimental to Licensee’s name or brand or (b) take any action that is reasonably likely to diminish, tarnish or dilute the reputation of Licensee.

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(c) Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants that:

(i) Licensee shall not and shall not allow any third-party to (a) engage in any business that holds Licensor and/or any of Licensor’s rights under this Agreement in a negative light or is otherwise detrimental to Licensor’s name or brand or to the Licensed Intellectual Property; (b) use any Licensed Intellectual Property in a manner that is defamatory, obscene, unlawful, or that may be injurious to Licensor’s name or brand; (c) in any way or at any time contest or dispute Licensor’s rights in the Licensed Intellectual Property or (d) take any other action that impairs the rights of Licensor in and to the Licensed Marks, or that is reasonably likely to diminish, tarnish or dilute the validity, enforceability or reputation of the Licensed Marks or Licensor’s image or reputation;

(ii) To preserve the inherent value of the Licensed Intellectual Property, including, without limitation, each of the Licensed Marks, Licensee will use best efforts to ensure that Licensee maintains the high quality of the Business and the operation thereof and use of the Licensed Intellectual Property equal to the high standards prevailing with respect thereto by Licensee in its similar operations and activities. Licensee further agrees to use the Licensed Intellectual Property in accordance with the Guidelines and such quality standards as may be reasonably established by Licensor and communicated to Licensee from time to time in writing;

(iii) Notwithstanding anything to the contrary in this Agreement, Licensee shall only use the Licensed Intellectual Property in connection with the provision of products, services, or information primarily focused on the advancement of health and well-being and which are scientifically validated.

(iv) Licensee shall not, anywhere in the world, register any marks that are the same as, or that a reasonable person would find confusingly similar to, the Licensed Marks;

(v) Licensee will work collaboratively and in good faith with Licensor and IIN in the management and use of the Exclusively Licensed Intellectual Property for the benefit of all such parties, including by providing reasonable access to the Exclusively Licensed Intellectual Property to such parties for the purposes of offering or marketing such parties’ Chopra-branded products and services;

(vi) Licensee will develop and promote the sale of Products and Services through the exploitation of the Licensed Intellectual Property, pursuant to the terms and conditions of this Agreement and shall not take any action, directly or indirectly, for the purpose of avoiding or otherwise diminishing the Royalty Fee payable to Licensor;

(vii) Licensee has, and shall maintain, commercially reasonable administrative, technical and organizational processes and procedures to protect all personal data from unauthorized access and/or use, which such processes and procedures meet or exceed industry standards. Licensee has been in compliance, and shall continue to comply, with all applicable data privacy and security laws, rules and regulations, as well as any and all other applicable laws, rules and regulations. Additionally, Licensee shall comply with the CAN-SPAM Act, TCPA, and all other applicable marketing laws, rules and regulations.

(viii) Licensee shall comply with all of the terms and conditions of the Transition Services Agreement (“TSA”) to be executed between the Parties in connection with the APA and acknowledges and agrees that in the event of a conflict between this Agreement and the TSA, the TSA shall control.

(ix) Licensee shall continue to provide past (i.e., prior to the Effective Date) and future purchasers of 21DME albums with continued access to such albums via the Chopra App as well as via the Website.

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(x) In the event the delivery of any products or services of the Business that are purchased prior to the Effective Date extends beyond the Effective Date, Licensee shall ensure such delivery in the manner consistent with Licensor’s recent practices and the reasonable expectations of the applicable purchasers with respect to such products or services. For example, in the event a subscriber to the Chopra App purchases an annual subscription to the Chopra App prior to the Effective Date, Licensee shall take all commercially reasonable measures to provide the Chopra App for the duration of the subscription term at substantially the same level of service as provided by Licensor immediately prior to the Effective Date, without diminution in the functionality or performance of, or content available via, the Chopra App. Additionally, Licensee shall take all reasonable effort to operate the Business on an ongoing basis in a manner intended to maximize its long-term financial performance while avoiding actions or inactions that are intended to or result in a reduction of Net Revenues for the purpose of avoiding Earnout Payments or reducing Royalty Fees.

(xi) Throughout the Term and for a period of two (2) years thereafter, Licensee will maintain at all times and at its own expense the insurance coverage described on Schedule 7(c) and name Licensor as an additional insured. At Licensor’s request, Licensee shall furnish to Licensor a Certificate of Insurance evidencing the coverage required by this Section within five (5) days of Licensor’s request.

(d) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED INTELLECTUAL PROPERTY, INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED INTELLECTUAL PROPERTY, LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

8. Indemnification.

(a) By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, and agents (each, a “Licensee Indemnified Party”) against all losses, damages, liabilities and costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action, or other proceeding (“Third-Party Claim”) arising out of Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement or alleging that the use of the Licensed Intellectual Property infringes or misappropriates any third party’s (i) U.S. intellectual property rights, or (ii) intellectual property rights in jurisdictions outside of the United States if, and only if Licensor has specifically agreed to provide such indemnification in an amendment to this Agreement, provided, however, that Licensor will have no obligation for any Third-Party Claim that arises from (i) modifications to the Licensed Intellectual Property by any Licensee Indemnified Party or sublicensee thereof; (ii) specifications provided by or on behalf of any Licensee Indemnified Party or sublicensee thereof; (iii) use of the Licensed Intellectual Property by any Licensee Indemnified Party or sublicensee thereof other than as specified in or permitted pursuant to this Agreement; (iv) use of the Licensed Intellectual Property by any Licensee Indemnified Party or sublicensee thereof in combination with other content and marks, to the extent the infringement arises out of such combination, or (v) continued use of the Licensed Intellectual Property by any Licensee Indemnified Party or sublicensee thereof following notice from Licensor to cease use of the Licensed Intellectual Property. Licensor’s sole liability, and Licensee’s sole remedy, for a claim that the Licensed Intellectual Property infringes the intellectual property rights of a third party is the indemnification obligation set forth in this section.

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(b) By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, and agents (each, a “Licensor Indemnified Party”) against all Losses resulting from: (i) any unauthorized use or disclosure of the Licensed Intellectual Property; or (ii) any Third-Party Claim arising out of (x) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, (y) a claim that any product or service of Licensee infringes any intellectual property rights of a third-party, or (z) Licensee’s operation of the Business, or use of the Licensed Intellectual Property or Purchased Assets, subject in all cases to the provisions of Section 8(a).

(c) An Indemnified Party, which for purposes hereof may be a Licensee Indemnified Party or a Licensor Indemnified Party, as the case may be, shall: (i) promptly notify an indemnifying party hereunder in writing of any known or reasonably foreseeable claim subject to indemnification (provided that failure to provide such prompt notice shall not alleviate the indemnification obligation, except, and only to the extent, such failure has a material adverse effect on the defense of the claim); (ii) allow the indemnifying party sole control of the defense and settlement of the claim (subject to the limitations set forth below and provided that if the indemnifying party materially fails to defend the claim, then the Indemnified Party may assume control of the defense of the claim at the sole cost of the indemnifying party); and (iii) provide assistance, at the indemnifying party’s sole cost and expense, in defending or settling the claim. The indemnifying party shall (i) keep the Indemnified Party informed of, and consult with the Indemnified Party in connection with, the progress of the settlement or litigation of any claim subject to indemnification; and (ii) not settle any such claim in a manner that does not unconditionally release the Indemnified Party without the Indemnified Party’s prior, written consent (not to be unreasonably withheld or delayed).

9. Limitation of Liability. TO THE MAXIMUM EXTENT PROVIDED BY APPLICABLE LAW, EXCEPT TO THE EXTENT ARISING OUT OF (1) A PARTY’S INDEMNIFICATION OBLIGATIONS; (2) A PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT; OR (3) ANY BREACH OF A PARTY’S CONFIDENTIALITY, SECURITY, OR DATA PROTECTION OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR UNAUTHORIZED ACCESS TO OR USE OR DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION, NEITHER PARTY WILL BE LIABLE UNDER ANY CIRCUMSTANCES OR UNDER ANY LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR SUBSTITUTE SERVICES, LOSS OF USE, LOSS OF PROFITS, LOSS OF GOODWILL, OR OTHER INTANGIBLE LOSSES (EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). TO THE MAXIMUM EXTENT PROVIDED BY APPLICABLE LAW, EXCEPT TO THE EXTENT ARISING OUT OF (1) A PARTY’S INDEMNIFICATION OBLIGATIONS; (2) A PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT; (3) ANY BREACH OF A PARTY’S CONFIDENTIALITY, SECURITY, OR DATA PROTECTION OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR UNAUTHORIZED ACCESS TO OR USE OR DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION; OR (4) LICENSEE’S OBLIGATION TO PAY ALL ROYALTIES DUE LICENSOR, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT UNDER ANY LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, EXCEED THE AMOUNTS PAID OR PAYABLE BY LICENSEE TO LICENSOR DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE EVENTS GIVING RISE TO THE CLAIM. TO THE EXTENT ARISING OUT OF (1) A PARTY’S INDEMNIFICATION OBLIGATIONS; (2) A PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT; OR (3) ANY BREACH OF A PARTY’S CONFIDENTIALITY, SECURITY, OR DATA PROTECTION OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR UNAUTHORIZED ACCESS TO OR USE OR DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT UNDER ANY LEGAL THEORY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, EXCEED THE GREATER OF (A) THE AMOUNTS PAID OR PAYABLE BY LICENSEE TO LICENSOR DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE EVENTS GIVING RISE TO THE CLAIM MULTIPLIED BY TWO (2); OR (B) THE APPLICABLE INSURANCE LIMITS SET FORTH IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THESE LIMITATIONS OF LIABILITY WERE SPECIFICALLY BARGAINED FOR AND THAT EACH PARTY’S WILLINGNESS TO AGREE TO THESE LIMITATIONS OF LIABILITY ARE MATERIAL TO SUCH PARTY’S DECISION TO ENTER INTO THIS AGREEMENT AND SHALL CONTINUE TO APPLY EVEN IF ANY EXCLUSIVE REMEDY HEREUNDER FAILS OF ITS ESSENTIAL PURPOSE.

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10. Term and Termination.

(a) Term. This Agreement shall commence on the Effective Date and shall continue in perpetuity (the “Term”) unless this Agreement is rightfully terminated by either party in accordance with the provisions of Section 10(b).

(b) Termination For Cause.

(i) Breach. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within thirty (30) days after notice of such breach from the non-breaching Party provided, however, that (i) if the breaching Party, in good faith, diligently seeks to cure the alleged material breach, the non-breaching Party may, but is not obligated to, agree to extend the cure period to a time period that is reasonable under the circumstances; and (ii) if the material breach is not curable, the non-breaching Party may terminate this Agreement upon providing written notice of termination to the breaching Party. For purposes of this subsection, a failure by Licensee to pay to Licensor any amounts payable as due pursuant to the APA shall be deemed a material breach subject to the termination provisions set forth herein.

(ii) Termination of the APA. In the event the APA is terminated for any reason, this Agreement shall concurrently and immediately terminate.

(iii) Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (A) is dissolved or liquidated or takes any corporate action for such purpose; (B) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (C) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (D) makes or seeks to make a general assignment for the benefit of creditors; or (E) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Effect of Termination.

(i) Upon termination of this Agreement for any reason:

(A) The License shall terminate and all rights to the Licensed Intellectual Property shall revert to Licensor and Licensee shall immediately cease and desist from using the Licensed Intellectual Property, including by discontinuing and removing all instances of such use in existence as of termination.

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(B) Each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that within thirty (30) days following such termination, Licensee shall, at Licensor’s option, either return to Licensor or destroy all products bearing the Licensed Marks in Licensee’s possession, and destroy all notes, analyses, summaries, and other materials prepared by Licensee relating to the Licensed Intellectual Property, and certify in writing to Licensor the destruction of such Confidential Information and related materials.

(C) All sublicenses granted by Licensee will automatically terminate; provided, however, that upon the request of any sublicensee who is in good standing under this Agreement and the applicable sublicense agreement, Licensor may, in its sole discretion, elect to continue such sublicense under a direct license agreement with such sublicensee under the Licensed Intellectual Property.

(ii) If this Agreement is terminated by Licensee pursuant to the provisions of Section 10(b)(i), then the Royalty Fee obligations of Licensee shall not survive termination of this Agreement; provided, however, that upon such termination, Licensee shall pay to Licensor the Royalty Fee it would have otherwise paid following such termination as a result of the subsequent recognition of Net Revenue arising from any sales, bookings or other transactions entered into prior to termination and, further, Licensee shall have the right to continue to use under a non-Licensor owned brand any of the Sub-brands or other assets jointly developed under this Agreement, provided that such use does not include the use of any Licensed Intellectual Property in any manner whatsoever.

(iii) If this Agreement is terminated for any reason other than by Licensee pursuant to the provisions of Section 10(b)(i), then the Royalty Fee obligations of Licensee shall survive termination of this Agreement. For purposes of clarity, under the condition stated in the immediately previous sentence, Licensee shall continue to pay Licensor the Royalty Fee pursuant to the terms of Section 4(a) through Section 4(d) and in accordance with the definitions related thereto as set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein contained, including Section 10(c)(ii), all obligations of payment incurred or accrued prior to the effective date of the termination of this Agreement and the provisions in Sections 4(a), 4(b), 4(c), 4(d), 5(c), 6, 7(d), 8, 9, 10(c), 12 and 13 will survive the expiration or earlier termination of this Agreement.

11. RESERVED.

12. Assignment. Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent: (a) to an Affiliate; or (b) in connection with the transfer or sale of all or substantially all of the business or assets of the Party relating to this Agreement and the APA (for purposes of clarity, this License Agreement cannot be assigned separate and apart from the Purchased Assets and the obligations of Licensee set forth in the APA). No assignment, delegation or other transfer will relieve either Party of any of its obligations or performance under this Agreement, unless and only to the extent that the other Party has consented to such assignment, delegation or other transfer in writing. Any purported assignment, delegation, or other transfer in violation of this Section 12 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

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13. Miscellaneous.

(a) Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the request of the other Party, execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

(b) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

(c) No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent.

(d) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder must be in writing and sent to the respective Party at the addresses indicated on the signature page of this Agreement (or at such other address for a Party as may be specified in a notice given in accordance with this Section). Notices sent in accordance with this Section will be deemed effective: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by a nationally recognized overnight courier (receipt requested); or (iii) on the date sent by facsimile or email (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient.

(e) Interpretation. For purposes of this Agreement: (i) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) Entire Agreement. This Agreement, together with the APA, the TSA, and all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

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(h) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by the Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial waiver of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(i) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(j) Governing Law; Submission to Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in New York County, New York. The provisions of this Section 13(j) shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

(k) Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(l) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any signature appearing on this Agreement or such other documents are the same as handwritten signatures for the purpose of validity, enforceability and admissibility.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Licensor, HLCO and Chopra HLCO have executed this License Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

CHOPRA GLOBAL, LLC		THE HEALING COMPANY INC.

By:	/s/ Mallika Chopra	By:	/s/ Simon Belsham
Name:	Mallika Chopra	Name:	Simon Belsham
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Address		CHOPRA HLCO, LLC

Attention: Mallika Chopra		By:
Email:		Name:	Simon Belsham
		Title:	Authorized Officer
with a copy, which shall not constitute notice to Licensor, to: [Licensor’s counsel]
Ten Grand Street, 11th Floor
Name:		Brooklyn, NY 11249
Address:		Attention: Simon Belsham
Email: simon@healingcompany.co
Attention:
Email:

with a copy, which shall not constitute notice to Licensee, to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

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